UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2013

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Odyssey Marine Exploration, Inc. (the “Company”) previously issued to Capital Ventures International (”CVI”) (i) a Senior Convertible Note, dated November 9, 2011 (the “Initial Note”), in the original principal amount of $10.0 million, and (ii) a Senior Convertible Note, dated May 10, 2012 (the “Additional Note” and together with the Initial Note, the “Notes”), in the original principal amount of $8.0 million. The Conversion Price change referred to in item 2. below regards only the Additional Note which has a remaining principal balance of $4.1 million.

In order to provide maximum flexibility for the Company’s operating capital and operations, the Company and CVI entered into a letter agreement (the “Amendment”) , effective as of January 2, 2013, to amend the terms of the Notes as follows:

1.	CVI agreed to defer until March 1, 2013 the installment payments that would have been otherwise due on January 1, 2013 and February 1, 2013. CVI had previously elected to defer the December installment payment, therefore making the total amount of payments deferred approximately $2.4 million.

2.	Section 3(b)(ii) of the Additional Note was amended to change the Conversion Price from $3.74 to $3.17.

A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to such document.

Item 8.01.	Other Events

The Company announced that Michael J. Holmes, Odyssey’s Chief Financial Officer, has advised the board of directors and the senior management team that he intends to retire during the coming year in order to complete his Masters of Theology and his diaconate formation. The Company will initiate a formal search for a successor. Mr. Holmes will remain as CFO until a successor is retained. Thereafter, he will consult with the Company in a transitional role as necessary.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(c) Exhibits.

10.1	Letter Agreement dated January 2, 2013 between the Company and CVI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC .

Dated: January 7, 2013	By:	/S/ MICHAEL J. HOLMES
Michael J. Holmes Chief Financial Officer